Exhibit 99.1

NOTICE OF BLACKOUT PERIOD

To:    Directors and Executive Officers of Fiserv, Inc.

Re:    Notice of Blackout Period

Date: June 19, 2020

This notice is to inform you that, as directors and executive officers of Fiserv, Inc. (the “Company”), you will be prohibited from trading in the Company’s common stock or related securities from July 30, 2020 at 4:00 p.m. (Eastern Time) until August 12, 2020 at 8:00 a.m. (Eastern Time) (the “blackout period”).

The blackout period is required to comply with the Sarbanes-Oxley Act of 2002 and Regulation BTR (the “Regulations”) in connection with the merger of the 401(k) Savings Plan of Fiserv, Inc. and Its Participating Subsidiaries (the “Original Plan”) into the Fiserv 401(k) Savings Plan (the “New Plan” and, together with the Original Plan, the “Plans”). The Regulations prohibit an issuer’s directors and executive officers from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity securities of the issuer during a blackout period involving the issuer’s retirement plans. In this regard, during the blackout period, participants in the Plans will be unable to take loans or distributions from plan accounts or change plan investments. In addition, directors and executive officers may not engage in any other transaction, within or outside of the Plans, involving the Company’s equity securities, including pursuant to options to acquire shares or other derivative securities. These restrictions apply whether or not you participate in, or are eligible to participate in, the Plans.

Although certain types of transactions are permitted under Regulation BTR, including bona fide gifts or any purchases or sales made pursuant to written plans satisfying the conditions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, you are urged to avoid any discretionary change in your beneficial ownership of the Company’s common stock or other equity securities during the blackout period due to the limited duration of the blackout period. In any event, you may not trade any Company securities, unless you have advance written permission to do so from Lynn S. McCreary, Chief Legal Officer and Secretary of the Company.

The blackout period, and thus the period in which you are prohibited from engaging in transactions involving the Company’s common stock or the Plans, is expected to begin on July 30, 2020 at 4:00 p.m. (Eastern Time) and end on August 12, 2020 at 8:00 a.m. (Eastern Time).

If you have any questions concerning this notice, the blackout period or the transactions affected by the blackout period, please contact Ms. McCreary, at Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045, or by phone at (262) 879-5000.